Consent of Independent Registered Chartered Accountants

We hereby consent to the use in this Annual Report on Form 10-K of our report dated March 4, 2010 relating to the consolidated financial statements of Gentor Resources, Inc. as at December 31, 2009 and for the year ended December 31, 2009.  Our report contains and explainatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Canada LLP

Independent Registered Chartered Accountants

Toronto, Ontario, Canada

March 31, 2011